UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2013

Saveene Group, Inc.

(Exact name of registrant as specified in charter)

Delaware	30 eGLINTON AVE W, SUITE 808, MISSISSAUGA ONTARIO M5H 2W9 CANADA	26-3551294
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 866 520 2370

(Registrant’s telephone number, including area code)

(Name, address and telephone number of agent for service)

Copy to:

John F. Hanzel, P. A

Attorney at Law

19425 Liverpool Parkway Suite G

Cornelius, NC 28031 US

Ph: (888) 341-5241

Fax: (704) 892-5784

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

(1)

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 26, 2013 (the “ Effective Date ”), the board of directors (the “ Board ”) of Saveene Group, Inc., a Delaware corporation (the “ Company ”), appointed Rhonda Keaveney to serve as Compliance Officer. Her duties will be to consult with the officers and employees of the Company concerning matters relating to the management and organization of the Company, their financial policies, the terms and conditions of employment, and generally any matter arising out of the business affairs of the company. Ms. Keaveney will receive $200 hourly rate and $2000 common stock per month via REG S-8 as compensation for her services. Ms. Keaveney’s participation in any other compensation plans or arrangements has not been definitively determined as of the filing date of this Current Report on Form 8-K.

Item 8.1  Other Events

On March 18th, 2013, the Company also retained the services of Vicente Matlock as a Business Development Executive.

Mr. Matlock’s duties will be key Business Development Executive for Saveene in Costa Rica real estate projects. Vicente Matlock is a Costa Rica native with 30 years experience in finance and real estate. Graduate of Humbolt State University in California, he has closed millions of dollars in real estate transactions, both commercial as well as residential. He has built or refurbished over 30 homes and apartment buildings and was a principal in Villas Cabo Vela, a $30 million condo and commercial development project in Playa Grande, Costa Rica.

Item 9.01  Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits:

EXHIBIT	DESCRIPTION	LOCATION
Exhibit 99.1	Consulting agreement between Saveene Group, Inc. and Rhonda Keaveney.	Provided herewith
Exhibit 99.2	Consulting agreement between Saveene Group, Inc. and Vincente Matlock.	Provided herewith

(2)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

SAVEENE GROUP, INC.

Date: March 28, 2013	/s/ Andrea Zecevic
Andrea Zecevic
Chief Executive Officer